Exhibit 3.1


                            CERTIFICATE OF AMENDMENT

                                     OF THE

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                          VISHAY INTERTECHNOLOGY, INC.


                  Adopted in accordance with the provisions of
               Section 242 of the Delaware General Corporation Law



      It is hereby certified that:

      1. The name of the corporation is Vishay Intertechnology, Inc. (hereinafter, the "Corporation").

      2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first paragraph of Article Fourth thereof and substituting in lieu of said paragraph of said Article the following new paragraph:

            "FOURTH: Section 1. Classes and Number of Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 341,000,000 shares. The classes and the aggregate number of shares of stock of each class which the Corporation shall have authority to issue are as follows:

            (i) 300,000,000 shares of Common Stock, $0.10 par value per share (hereinafter the "Common Stock");

            (ii) 40,000,000 shares of Class B Common Stock, $0.10 par value per share (hereinafter the "Class B Stock"); and

            (iii) 1,000,000 shares of Preferred Stock, $1.00 par value per share, with such rights, privileges, restrictions and preferences as the Board of Directors may authorize from time to time (hereinafter the "Preferred Stock")."

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      3. The Amendment of the Amended and Restated Certificate of Incorporation
of the Corporation herein certified has been duly adopted in accordance with
Section 242 of the Delaware General Corporation Law.


Signed and attested to on November 2, 2001


                                   /s/ Richard N. Grubb
                                   --------------------------------------
                                   Name:   Richard N. Grubb
                                   Title:  Executive Vice President,
                                           Treasurer and Chief Financial Officer

Attest:


  /s/ William J. Spires
--------------------------------------
Name:   William J. Spires
Title:  Vice President and Secretary